                                                                       EXHIBIT 4


[PRUDENTIAL FINANCIAL LOGO]

                                        [PRUDENTIAL FINANCIAL LOGO]
                                        Pruco Life Insurance Company
                                        Phoenix, Arizona 85014

                                        a Prudential Company


This is an annuity contract. Subject to the provisions of the Contract, and in consideration of the Purchase Payments you make and we accept, we will make Annuity Payments starting on the Annuity Date shown on the Contract Data pages. A death benefit is payable before the Annuity Date.

PAYMENTS AND VALUES PROVIDED UNDER THIS CONTRACT ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE AND ARE NOT GUARANTEED. THE MARKET VALUE ADJUSTMENT APPLIES TO WITHDRAWALS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. HOWEVER, SUCH PAYMENTS MADE BY US WITHIN THE 30 DAYS PRIOR TO THE END OF A GUARANTEED INTEREST RATE PERIOD, PAYMENT OF THE CHARGE-FREE AMOUNT, AND DEATH BENEFIT PAID DURING THE ACCUMULATION PHASE ARE NOT SUBJECT TO A MARKET VALUE ADJUSTMENT. SEE PAGE 10 FOR MARKET VALUE ADJUSTMENT PROVISION.


Please read the Contract carefully; it is a legal contract between you and Pruco Life Insurance Company. If you have a question about the Contract, or a claim, see your representative or contact the Annuity Service Center at [1-888-PRU-2888.]



RIGHT TO CANCEL CONTRACT

This Contract may be returned within 10 days (15 days in Colorado; 20 days in Idaho and North Dakota; and, if you are 60 years of age or older, 30 days in California) after you receive it. The Contract may be mailed or delivered to the Annuity Service Center, or to the representative who sold it to you. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be canceled upon our receipt, and we will return your money in accordance with applicable law. A Market Value Adjustment will not be applied to the amount paid during the Right to Cancel period.


                          READ YOUR CONTRACT CAREFULLY



Signed for Pruco Life Insurance Company, an Arizona Corporation.

/s/ CLIFFORD E. KIRSCH

        Secretary                                           President



            INDIVIDUAL MULTIPLE PURCHASE PAYMENT MODIFIED GUARANTEED
                            DEFERRED ANNUITY CONTRACT
                                NONPARTICIPATING

MVA-2002

                                TABLE OF CONTENTS



CONTRACT DATA PAGES...........................................................3

DEFINITIONS...................................................................5

PURCHASE PAYMENTS.............................................................8

CONTRACT VALUE................................................................8

SUBSEQUENT GUARANTEED INTEREST RATE PERIODS...................................9

MARKET VALUE ADJUSTMENT......................................................10

WITHDRAWALS..................................................................11

BENEFICIARY..................................................................12

DEATH BENEFIT................................................................13

GENERAL PROVISIONS...........................................................14

VALUES AND BENEFITS..........................................................15

ANNUITY AND SETTLEMENT OPTIONS...............................................16

ANNUITY SETTLEMENT TABLES....................................................17

                                  CONTRACT DATA

OWNER:           [John Doe]                   SEX: [M]      AGE AT ISSUE:   [35]

JOINT OWNER:     [Mary Doe]                   SEX: [F]      AGE AT ISSUE:   [35]

ANNUITANT:       [Jack Doe]                   SEX: [M]      AGE AT ISSUE:   [35]

CO-ANNUITANT:    [Mary Doe]                   SEX: [F]      AGE AT ISSUE:   [35]

CONTRACT NUMBER: [12345]                      CONTRACT DATE: [September 1, 2002]

PLAN TYPE:       [Non-Qualified]              ANNUITY DATE:  [September 1, 2062]

INITIAL PURCHASE PAYMENT: [$5,000.00]

INITIAL PURCHASE PAYMENT LIMIT: The initial Purchase Payment made into this Contract may not exceed [$5,000,000]. Purchase Payments of greater value may be allowed with our prior approval.

MINIMUM SUBSEQUENT PURCHASE PAYMENT: [$1,000]

AGGREGATE PURCHASE PAYMENT LIMIT: The total of all Purchase Payments made into this Contract may not exceed [$10,000,000]. Purchase Payments of greater value may be allowed with our prior approval.

INITIAL GUARANTEED INTEREST RATE PERIOD: [1-10] Contract Years

INITIAL GUARANTEED INTEREST RATE: [xxxxx]% annually for the first [1-10] Contract Years

GUARANTEED MINIMUM INTEREST RATE: [3%]

[ ADDITIONAL INTEREST RATE CREDIT

In the first Contract Year, we will increase the initial Guaranteed Interest Rate based on the amount of the initial Purchase Payment. [ An Additional Interest Rate Credit is not available for a one-year or three-year Guaranteed Interest Rate Period. ] The Additional Interest Rate Credit is based on the initial Purchase Payment, and is equal to the corresponding percentage listed below. ]


                  [INITIAL PURCHASE     ADDITIONAL INTEREST RATE
                   PAYMENT AMOUNT           CREDIT PERCENTAGE

                    $0 - $24,999                  0.0%

                  $25,000 - $74,999               0.5%

                      $75,000 +                  1.0% ]



BENEFICIARY:

     As designated by Owner at Contract Date unless changed in accordance with the Contract provisions.

WITHDRAWALS:

     WITHDRAWAL CHARGE: The Withdrawal Charge is a percentage of the amount withdrawn that is subject to a charge. For the initial Guaranteed Interest Rate Period, the Withdrawal Charge Period is [equal in duration to the number of years in the initial Guaranteed Interest Rate Period and the Withdrawal Charge Percentage depends on the number of Contract Anniversaries that have elapsed since the initial Purchase Payment was made.] After the initial Guaranteed Interest Rate Period, the first subsequent Guaranteed Interest Rate Period will begin a new Withdrawal Charge Period equal to the number of years in the new Guaranteed Interest Rate Period. No Withdrawal Charge will apply beginning with the second subsequent Guaranteed Interest Rate Period. The Withdrawal Charge schedule is shown below.


--------------------------------------------------------------------------------------------------------
 [Number of Contract Anniversaries Since
       Initial Purchase Payment or             0    1     2    3     4    5    6     7    8     9   10+
 Start of the First Subsequent GIR Period
--------------------------------------------------------------------------------------------------------
  Withdrawal Charge Percentage if
             Annuitant                         7%    7%   7%    6%   5%   5%    4%   3%    2%   1%   0%
 Is Age 84 or less on Contract Date
--------------------------------------------------------------------------------------------------------
  Withdrawal Charge Percentage if
             Annuitant                         7%    7%   7%    6%   5%   4%    3%   2%    1%   0%   0%]
     Is Age 85 on Contract Date
--------------------------------------------------------------------------------------------------------

     CHARGE-FREE AMOUNT: After the first Contract Year, you may withdraw an amount equal to the interest credited in the prior Contract Year without incurring a Withdrawal Charge or Market Value Adjustment.

     MINIMUM AMOUNT WHICH MAY BE WITHDRAWN: The minimum amount that may be withdrawn is [$250]. The minimum amount that may be withdrawn under an automated withdrawal plan is [$100].

     MINIMUM CONTRACT VALUE THAT MUST REMAIN IN THE CONTRACT AFTER A WITHDRAWAL:
     The minimum Contract Value that must remain in the Contract in order to keep the Contract inforce after a withdrawal is [$2,000].



ENDORSEMENTS:
     [Individual Retirement Annuity Endorsement]

     ANNUITY SERVICE CENTER:

     [Annuity Service Center

     P.O. Box 7960

     Philadelphia, PA 19101]

                                   DEFINITIONS

ACCUMULATION PERIOD: The period before the Annuity Date and during the lifetime of the Owner or Joint Owner, if applicable.

ADDITIONAL INTEREST RATE CREDIT: An increase to your Guaranteed Interest Rate that is credited in the first Contract Year, or in the first year of the first subsequent GIR Period. The Additional Interest Rate Credit applicable in the first Contract Year is shown on the Contract Data pages and is based on the value of your initial Purchase Payment. We will notify you before the end of the initial GIR period of the Additional Interest Rate Credit applicable for the first subsequent GIR Period.

ADJUSTED CONTRACT VALUE: The Contract Value as of the Annuity Date less any applicable Premium Tax Charge, Withdrawal Charge, and Market Value Adjustment. This amount is applied to the applicable annuity table to determine the initial Annuity Payment.

ANNUITANT: The person named on the Contract Data pages, unless subsequently changed, upon whose continuation of life an Annuity Payment involving life contingencies depends. If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant, if the requirements for changing the Annuity Date are met (see definition of Annuity Date). If there is no surviving or eligible Co-Annuitant, and the Annuitant is not the Owner, the Owner becomes the Annuitant upon the death of the Annuitant. You then have 60 days from the date we receive Due Proof of Death of the Annuitant or Co-Annuitant to name a new Annuitant. If no new Annuitant is named during that 60-day period, the Owner will remain the Annuitant. With our prior approval, you may change, add or remove an Annuitant or Co-Annuitant.

ANNUITY DATE: The date the first Annuity or Settlement Payment to the Payee is due. The Annuity Date is shown on the Contract Data pages. You must have our permission to change the Annuity Date. If there is a new Annuitant due to the death of the prior Annuitant or assignment of the Contract, and the new Annuitant is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant. If the new Annuitant is younger than the prior Annuitant, the Annuity Date will not change. Any such changed Annuity Date cannot be earlier than the second Contract anniversary, or later than the Contract Anniversary next following the new Annuitant's 95th birthday and must be consistent with applicable law at the time.

ANNUITY OR SETTLEMENT PAYMENTS: The series of payments made to you or any named Payee after the Annuity Date as described under the Annuity or Settlement option selected.

ANNUITY PERIOD: The period of time, beginning on the Annuity Date, during which Annuity or Settlement Payments are made.

ANNUITY SERVICE CENTER: The office indicated on the Contract Data pages to which notices, requests and Purchase Payments must be sent. The Annuity Service Center address may be changed at any time. You will be notified in advance and in writing of any change in address.

BENEFICIARY: The person(s) or entity(ies) who has the right to receive the death benefit when the Owner or Joint Owner dies. The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner.

BUSINESS DAY: Any day the Company is open for business.

CHARGE-FREE AMOUNT: The Charge-Free Amount is a portion of the Contract Value that may be withdrawn without incurring a Withdrawal Charge or Market Value Adjustment.

CO-ANNUITANT: The person shown on the Contract Data pages who becomes the Annuitant upon the death of the Annuitant before the Annuity Date. No Co-Annuitant may be designated if the Owner is a non-natural person.

COMPANY: Pruco Life Insurance Company, an Arizona corporation.

CONTRACT ANNIVERSARY: The same day and month as the Contract Date in each later year.

CONTRACT DATE: The date shown on the Contract Data pages on which the first Contract Year begins.

CONTRACT SURRENDER VALUE: The Contract Value less any applicable Premium Tax Charge, Withdrawal Charge, and Market Value Adjustment.

CONTRACT VALUE: The dollar value prior to the Annuity Date of all amounts accumulated under this Contract.

CONTRACT YEAR: A year that starts on the Contract Date or on a Contract Anniversary.

DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and/or any other proof of death satisfactory to us.

EARNINGS: The excess of the Contract Value over the sum of the Purchase Payments made and not yet withdrawn.

ELIGIBLE HOSPITAL: An institution that meets either of the following requirements:

          1. is accredited as a hospital under the Hospital Accreditation Program of the Joint Commission on Accreditation of Healthcare Organizations; or

          2. is legally operated, has 24-hour a day supervision by a staff of doctors, has 24-hour a day nursing service by registered graduate nurses, and either:

               (a) mainly provides general inpatient medical care and treatment of sick and injured persons by the use of medical, diagnostic and major surgical facilities. All such facilities are located in it or are under its control; or

               (b) mainly provides specialized inpatient medical care and treatment of sick or injured persons by the use of medical and diagnostic facilities (including x-ray and laboratory). All such facilities are located in it, are under its control, or are available to it under a written agreement with a hospital (as defined above) or with a specialized provider of these facilities.

     An Eligible Hospital is not an institution, or part of one, that: (a) furnishes mainly homelike or custodial care, or training in the routines of daily living; or (b) is mainly a school.

ELIGIBLE NURSING HOME: An institution or special nursing unit of a hospital that meets at least one of the following requirements:

     1.   is Medicare approved as a provider of skilled nursing care services;
          or

     2. operates pursuant to law as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

     3.   meets all the following requirements:

               (a) is licensed as a nursing home by the state in which it is located; and

               (b) its main function is to provide skilled, intermediate, or custodial nursing care; and

               (c) is engaged in providing continuous room and board accommodations to 3 or more persons; and

               (d) is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN); and

               (e)  maintains a daily medical record of each patient; and

               (f)  maintains control and records for all medications dispensed.

FIRST TO DIE: "First to Die" as referenced in this Contract means the first person to die of the Owner or Joint Owner, if applicable.

GUARANTEED INTEREST RATE OR GIR: Is the rate of interest guaranteed for a GIR Period. The GIR is shown on the Contract Data pages for the initial GIR Period. We will notify you at your last known address of the subsequent GIR Period options and the corresponding Guaranteed Interest Rates offered by us at that time. The declared rate may be higher or lower than the GIR for the preceding GIR Period, but will never be less than the Guaranteed Minimum Interest Rate shown on the Contract Data pages.

GUARANTEED INTEREST RATE PERIOD OR GIR PERIOD: Is the period of years during which the GIR applies. The initial GIR Period is shown on the Contract Data pages and begins on the Contract Date. Any subsequent GIR Period will begin on the first day following the expiration date of the GIR Period then in effect.

GOOD ORDER: An instruction received at the Annuity Service Center, utilizing such forms, signatures and datings as we require, that is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. We will notify you if an instruction is not in Good Order.

JOINT OWNER: The Joint Owner, if any, is named on the Contract Data pages as the Joint Owner, who shares ownership rights with the Owner as defined under this Contract. You may add, change or remove a Joint Owner, subject to our underwriting rules. The Contract may never have more than one Joint Owner. No Joint Owner is permitted for IRAs or other qualified contracts.

MARKET VALUE ADJUSTMENT OR MVA: Is the amount by which any portion of the Contract Value, in excess of the Charge-Free Amount, is adjusted if withdrawn or annuitized more than 30 days prior to the end of the Guaranteed Interest Rate Period. A Market Value Adjustment can be a positive or negative adjustment.

OWNER: The person or entity named on the Contract Data pages who has ownership rights as defined under the Contract provided that, if a Joint Owner is named, the Owner shares ownership rights with the Joint Owner. You may change the Owner subject to our underwriting rules. Any change of an Owner will be effective when we process the request.

PAYEE: The person who has a right to receive Annuity or Settlement Payments under the Annuity and Settlement Options provision of this Contract. The Payee can be designated as revocable or irrevocable at your discretion. If you do not designate a Payee at least 5 Business Days before the Annuity Date, the Owner will become the Payee.

PREMIUM TAX CHARGE: A charge that may be deducted from the Purchase Payment or Contract Value for premium taxes owed by us to any governmental entity.

PURCHASE PAYMENT: The payment you make to this Contract that is accepted by us. The initial Purchase Payment is made on the Contract Date. Subsequent Purchase Payments may be made during the 30 day period prior to the end of a GIR Period.

TERMINALLY ILL: We consider someone terminally ill who has a life expectancy of twelve months or less. Proof of Terminal Illness must include a certification by a licensed physician.

WE, OUR AND US: Pruco Life Insurance Company.

WITHDRAWAL CHARGE: A charge assessed on partial or full withdrawals or upon the Annuity Date (depending on the payout option chosen) during the Withdrawal Charge Period. The Withdrawal Charge equals a percentage of the amount withdrawn that is subject to a charge. The Withdrawal Charges are shown on the Contract Data pages.

WITHDRAWAL CHARGE PERIOD: The period of time during the Accumulation Period, during which we may impose a Withdrawal Charge. Withdrawal Charges are applied to withdrawals of amounts in the Contract. The Withdrawal Charge Period is shown on the Contract Data pages.

YOU AND YOUR: The Owner of the Contract if there is no Joint Owner. If there is a Joint Owner, the Owner and Joint Owner acting together. If we receive written authorization in Good Order from both the Owner and Joint Owner, upon our consent we will allow either to represent the entire ownership interest in the Contract, until either party has revoked that authorization. This Contract will treat the Owner as having contributed 100% of the Purchase Payments. Therefore, we will treat the Owner as the taxpayer with respect to all distributions made under the Contract while he or she is the Owner, whether or not a Joint Owner is also named.


                                PURCHASE PAYMENTS

PURCHASE PAYMENTS: The initial Purchase Payment must be paid on the Contract Date. Subsequent Purchase Payments may be made during the 30 day period prior to the end of a GIR Period. We reserve the right to decline any Purchase Payment.

ALLOCATION OF PURCHASE PAYMENTS: The initial Purchase Payment may be allocated to only one Guaranteed Interest Rate Period at a time. Subsequent Purchase Payments will be combined with the existing Contract Value and allocated to a single Guaranteed Interest Rate Period.


                                 CONTRACT VALUE

Your Contract Value is the total of all amounts credited to your Contract as of any Business Day as a result of your Purchase Payments and the increases and decreases described below.

On the Contract Date, the Contract Value is equal to the initial Purchase Payment less any Premium Tax charge. The Contract Value is increased by interest credited and subsequent Purchase Payments.

Withdrawals and Withdrawal Charges and any Premium Tax Charge or other tax charge decrease the Contract Value.

Application of an MVA may increase or decrease the Contract Value.

                   SUBSEQUENT GUARANTEED INTEREST RATE PERIODS

SUBSEQUENT GUARANTEED INTEREST RATE PERIODS: Prior to the end of a GIR Period, we will notify you at your last known address of the subsequent GIR Period options and the corresponding Guaranteed Interest Rates offered by us at that time. You have 30 days prior to the end of the current GIR Period to provide us a written request in Good Order to elect one of the following options.

     1. Continue the Contract and elect a subsequent GIR Period. The subsequent GIR Period can be of the same or different length of time offered by us at the time of election. The new GIR Period elected must end prior to the Annuity Date. If we do not offer a subsequent GIR Period that ends prior to the Annuity Date, the Contract can be continued with a one-year, or series of one-year GIR Periods until the Annuity Date. You may also at this time make a subsequent Purchase Payment which will be consolidated with your Contract Value and allocated to the single GIR Period you elect.

     2.   Elect an Annuity or Settlement option.

     3. Withdraw part of the Contract Value without incurring a Withdrawal Charge or Market Value Adjustment and elect a GIR Period of the same or different length as the current GIR Period for the remaining Contract Value. The remaining Contract Value cannot be less than the minimum amount shown on the Contract Data pages. If we do not offer a subsequent GIR Period that ends prior to the Annuity Date, the Contract can be continued with a one-year, or series of one-year GIR Periods until the Annuity Date.

     4. Withdraw the full Contract Value without incurring a Withdrawal Charge or Market Value Adjustment and this Contract will terminate.

If we do not receive a written request in Good Order during the 30 day period preceding the end of the current GIR Period, the new GIR Period will be the same length as the GIR Period expiring with a new GIR equal to or greater than the Guaranteed Minimum Interest Rate. If we do not offer such period, or if the length of the new GIR Period would expire on or after the Annuity Date, the new GIR Period will be one year. If the Annuitant is attained age 91 or older at the end of the current GIR Period, all subsequent GIR periods will be one year.

WITHDRAWAL CHARGES: After the Initial GIR Period, the first subsequent GIR Period will begin a new Withdrawal Charge Period equal to the number of years in the new GIR Period. Reduced Withdrawal Charges will apply to withdrawals made during the first subsequent GIR Period if the Annuitant is age 85 or older on the first day of that first subsequent GIR Period. No Withdrawal Charges will apply beginning with the second subsequent GIR Period.

No Withdrawal Charges will apply if any subsequent GIR Period is equal to one year.

                             MARKET VALUE ADJUSTMENT

MARKET VALUE ADJUSTMENT: Amounts withdrawn or annuitized prior to the end of a GIR Period may be subject to a Market Value Adjustment. The MVA is applied as a positive or negative adjustment to the applicable portion of the Contract Value by multiplying the withdrawal amount before deduction of any applicable Withdrawal Charge by the MVA factor.

The MVA factor is equal to:
                                   (n/12)
                        (    1+i  )
                        (---------)      - 1
                        (1+j+.0025)

          where:  i = is the Guaranteed Interest Rate currently credited to this
                      Contract at the time of the withdrawal, annuitization or settlement.

                  j = is the current credited interest rate at the time of the withdrawal, annuitization or settlement for a new issue of this policy form with a GIR Period equal to the number of whole years remaining in this Contract's GIR Period, plus one. If such a GIR Period is not offered by us, the rate will be determined using linear interpolation of the nearest offered rates.

                  n = is the number of months remaining in this Contract's GIR
                      Period (rounded up).

A higher current interest rate for new issues of this policy form with a GIR Period equal to the number of years remaining in the current GIR Period may result in a negative MVA and thus a lower Contract Surrender Value. A lower current interest rate for new issues of this policy form with a GIR Period equal to the number of years remaining in the current GIR Period may result in a positive MVA and thus a higher Contract Surrender Value.

A Market Value Adjustment will not be applied when the death benefit is payable, for a Charge-Free Amount withdrawal or within 30 days prior to the end of the current GIR Period.

                                   WITHDRAWALS

WITHDRAWALS: During the Accumulation Period you may, upon a request in Good Order, make a total or partial withdrawal of the Contract Surrender Value. Any applicable Withdrawal Charge will be applied after any Market Value Adjustment. We have the right to defer payment of any withdrawal for a period not to exceed six months from the date your request is received in Good Order.

Each partial withdrawal must be for an amount that is not less than the minimum amount shown on the Contract Data pages. The minimum Contract Value that must remain in the Contract after a partial withdrawal in order to keep the Contract inforce is shown on the Contract Data pages. If the amount of the withdrawal requested would reduce the Contract Value below this minimum, we will give you the maximum amount available that, with the Withdrawal Charge and Market Value Adjustment, would not reduce the Contract Value below such minimum. Special rules may apply for IRAs.

WITHDRAWAL CHARGE: A Withdrawal Charge may apply if you make a withdrawal during the Withdrawal Charge Period. The Withdrawal Charge is a percentage of the amount withdrawn that is subject to a charge. For the initial Guaranteed Interest Rate Period, the Withdrawal Charge depends on the number of Contract Anniversaries that have elapsed since the initial Purchase Payment was made. After the initial Guaranteed Interest Rate Period, the first subsequent Guaranteed Interest Rate Period will begin a new Withdrawal Charge Period equal to the number of years in the new Guaranteed Interest Rate Period. No Withdrawal Charge will apply beginning with the second subsequent GIR Period.

If a withdrawal is effective on the day before a Contract Anniversary, the Withdrawal Charge percentage used will be the one as of the following Contract Anniversary. If you request a partial withdrawal, we will deduct an amount from the Contract Value that is sufficient to pay the Withdrawal Charge and any applicable Market Value Adjustment, and provide you the amount requested. The Withdrawal Charge schedule is shown on the Contract Data pages.

For purposes of determining the Withdrawal Charge, withdrawals of the Charge-Free Amount will be taken first. Withdrawals in excess of the Charge-Free Amount may be subject to a Withdrawal Charge.

We will waive all Withdrawal Charges upon receipt of due proof that the Owner or Joint Owner is Terminally Ill, or has been confined to an Eligible Nursing Home or Eligible Hospital continuously for at least three months, subsequent to the Contract Date. This waiver is not available if the Contract has been assigned.

Withdrawal Charges will not be greater than that permitted by any applicable law or regulation. Withdrawal Charges may be assessed upon the Annuity Date.

                                   BENEFICIARY

BENEFICIARY: The Beneficiary designation in effect on the Contract Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the First to Die, during the Accumulation Period. The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner. Other than primary Beneficiaries, Beneficiaries must be the same for both the Owner and Joint Owner.

When a Beneficiary is designated, any relationship shown is to the Owner unless otherwise specified.

To show priority among Beneficiaries, we will label the classes, so that the class with first priority is called the primary class, the class with next priority is called the secondary class, and so on. The following statements apply to Beneficiaries unless the Contract Data pages, Contract endorsement or any change request that we have processed specifies otherwise:

One who survives the First to Die will have the right to be paid only if no one in a prior class survives the First to Die.

One who has the right to be paid will be the only one paid if no one else in the same class survives the First to Die.

Two or more in the same class who have the right to be paid will be paid in equal shares. If no one survives the sole Owner, we will pay in one sum to the Owner's estate.

When there is insufficient evidence to determine the order of death then, unless state law prohibits, we will deem the Owner to be the last survivor and make payment to the Owner's Beneficiary.

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as Beneficiaries. If Beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

CHANGE OF BENEFICIARY: To initiate a change of Beneficiary, call the toll-free number listed on your statement or contact the representative who sold you the Contract. We may also ask you to send us the Contract. The change will take effect only when we process the request. Once changed any previous Beneficiary's interest will end as of the date we receive the request in Good Order, even if the Owner or Joint Owner is not living when we process the request. We will not be liable for any payment made or action taken before we record the change.

                                  DEATH BENEFIT

During the Accumulation Period, we will pay a death benefit to the Beneficiary upon the death of the First to Die. The death benefit is payable as of the date we receive Due Proof of Death, and any other documentation we request in Good Order. No payment made prior to the date we receive Due Proof of Death will be considered part of the death benefit payable to the Beneficiary.

The death benefit is equal to the Contract Value as of the date that Due Proof of Death is received in Good Order at the Prudential Annuity Service Center, less any applicable Premium Tax.

The Beneficiary may, within 60 calendar days of providing Due Proof of Death, elect to take the death benefit under one of the death benefit payout options listed below, provided that any payout option shall not include a period certain that exceeds the life expectancy of the Beneficiary. The Beneficiary will be the sole measuring life in determining the amount of any such payout option. If no payout option is selected within the 60 days, the death benefit will be payable as a lump sum.

If the Owner and Joint Owner are spouses at the time of death, the Contract will continue and the surviving spouse will become the Owner. The surviving spouse may, within 60 calendar days of providing Due Proof of Death, elect to take the death benefit under any of the payout options available under this Contract. If the Contract continues, and there is a new Annuitant who is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant.

If the Owner and Joint Owner are not spouses at the time of the Owner or Joint Owner's death, the Contract will not continue, the death benefit becomes payable, and the Beneficiary will be required to choose one of the death benefit payout options described below. In that event, the payout described in Choice 2 and the beginning of the distribution described in Choice 3 will be based on the date of death of the First to Die.

The death benefit payout options are:

Choice 1 -- lump sum payment of the death benefit. We will not impose any
            Withdrawal Charges or MVA on amounts paid as a lump sum payment; or

Choice 2 -- the payment of the entire death benefit within 5 years of the date of death of the First to Die. We will impose an MVA on any withdrawal made during the 5 year period unless taken within the 30 day period prior to the end of the GIR Period; or

Choice 3 -- payment of the death benefit under an Annuity or Settlement Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Distribution must begin within one year of the date of death of the First to Die.

Any portion of the death benefit not applied under Choice 3 within one year of the date of death of the First to Die must be distributed within 5 years of the date of death of the First to Die.

Once a death benefit becomes payable, the Payee's interest in any Annuity Benefit under the Contract will cease. We have the right to defer payment of any death benefit for a period not to exceed six months from the date of our receipt of Due Proof of Death.

DEATH OF ANNUITANT DURING THE ACCUMULATION PERIOD: If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant. If there is no surviving Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. If the Owner becomes the Annuitant as a result of the death of the Annuitant or Co-Annuitant, if any, the Owner has the right to name a new Annuitant within 60 days from the date we receive Due Proof of Death of the Annuitant or Co-Annuitant. If no new Annuitant is named during that 60-day period, the Owner will remain the Annuitant. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner, a new Annuitant may not be designated, and the Annuitant will be deemed to be the Owner for purposes of determining the death benefit.

DEATH OF ANNUITANT DURING THE ANNUITY PERIOD: If the Annuitant dies on or after the Annuity Date, the Annuity or Settlement Option then in effect will govern whether or not we will continue to make any payments. The death of a non-Annuitant Owner or Joint Owner has no effect on the payout during the Annuity Period.

PAYMENT OF DEATH BENEFIT: We will require Due Proof of Death and any other documentation we request in Good Order before any death benefit is paid. All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments. We have the right to defer payment of any death benefit for a period not to exceed six months from the date of our receipt of Due Proof of death.

SPECIAL TAX CONSIDERATIONS: There are special tax rules that apply to IRA and other qualified contracts during both the Accumulation Period and Annuity Period governing distributions upon the death of the Owner. These rules are contained in provisions in the attached endorsements and supersede any other distribution rules contained in the Contract.

The preceding provisions regarding the death of the Owner are intended to satisfy the distribution at death requirements of section 72(s) of the Internal Revenue Code of 1986, as amended. We reserve the right to amend this Contract by subsequent endorsement as necessary to comply with applicable tax requirements, if any, which are subject to change from time to time. Such additional endorsements if necessary to comply with amended tax requirements, will be mailed to you and become effective within 30 days of mailing, unless you notify us in writing within that time frame that you reject the endorsement.


GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, and any attached endorsements or riders. This Contract may be changed or altered only by our President or Secretary. No agent may change this Contract. Any change, modification or waiver must be made in writing. This Contract may not be modified by us without your consent except as may be required by applicable law, such as changes necessary to comply with IRS requirements for annuity contracts, or as set forth in this Contract.

ASSIGNMENT OF A CONTRACT: A request in Good Order specifying the terms of an assignment of a Contract must be provided to the Annuity Service Center. We are under no obligation to verify the assignment's validity or sufficiency. We will not be liable for any payment made or action taken before we record the assignment. If any Owner is living on the Annuity Date and an assignment is in effect on that date, we have the right to pay the Contract Surrender Value in one lump sum to the assignee where notice in Good Order is received. Partial assignments, collateral or otherwise, are not allowed without our approval. We reserve the right to restrict or refuse any assignment.

We will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent. If the Contract is assigned, your rights may only be exercised with the consent of the assignee of record.

NON-PARTICIPATING IN SURPLUS: This Contract does not share in any distribution of our profits or surplus.

INCONTESTABILITY: We will not contest this Contract. We consider all statements made in the application for this Contract to be representations, not warranties.

MISSTATEMENT OF AGE OR SEX: We may require proof of age of the Annuitant before making any life contingent Annuity Payment provided for by this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Adjusted Contract Value would have provided at the true age or sex.

Once Annuity Payments have begun, any underpayments including 5% interest, will be made up in one sum with the next Annuity Payment. Overpayments including 5% interest, will be deducted from the future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT: This Contract must be returned to us upon any settlement.

REPORTS: We will send you a quarterly statement showing your Contract Value and other relevant information about your Contract. This report will be sent to your last known address.

TAXES: Any taxes, including any Premium Taxes and any other type of tax (or component thereof) measured by or based upon any portion of the Purchase Payments we receive or the Contract Value at the time of annuitization, paid to any governmental entity will be charged against the Contract Value. We will, in our sole discretion, determine when taxes have resulted from receipt by us of the Purchase Payments or upon annuitization. At our discretion, we may pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL: Before we make a payment, we have the right to require proof of continued life and any other documentation we need to make a payment. We can require this proof for any person whose life or death determines whether or to whom we must make the payment.

PROTECTION OF PROCEEDS: No Beneficiary may commute, encumber, alienate or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.


                               VALUES AND BENEFITS

Any cash values, paid up annuities and death benefits that may be available under this Contract are not less than the minimum benefits required by the law of any state in which this Contract is delivered.

                         ANNUITY AND SETTLEMENT OPTIONS

GENERAL: On the Annuity Date, the Adjusted Contract Value will be applied under the Annuity or Settlement Option you have selected. If the payment under any option selected would be less than $20 per month, we reserve the right to pay out the Adjusted Contract Value in a lump sum. We guarantee that the dollar amount of each payment, once determined, will not be affected by variations in mortality or expense experience.

SELECTION OF AN ANNUITY OR SETTLEMENT OPTION: You may select an Annuity or Settlement Option by notifying us of the selected option in Good Order. If no Annuity or Settlement Option is selected or if the chosen Option is not received in Good Order, Option 2, Life Income Annuity Option, will automatically be applied, unless prohibited by applicable law. You may send us a request in Good Order at least 30 days in advance of the Annuity Date, to select or change the Annuity or Settlement Option.

ANNUITY AND SETTLEMENT OPTIONS: This Contract provides for payments under one of the Annuity or Settlement Options described below. Any other Annuity or Settlement Option acceptable to us may be selected.

OPTION 1 - FIXED PERIOD ANNUITY OPTION. We will make equal payments for a period you choose up to 25 years based on the Adjusted Contract Value on the Annuity Date. At your choice, we will make such payments annually, semi-annually, quarterly or monthly. Table 1 shows the minimum amounts we will pay.

OPTION 2 - LIFE INCOME ANNUITY OPTION. We will make payments for as long as the Annuitant lives, with payments certain for 120 months. At your choice, we will make such payments annually, semi-annually, quarterly or monthly. Table 2 shows the minimum amounts we will pay.

OPTION 3 - INTEREST PAYMENT SETTLEMENT OPTION. We will credit interest on the Adjusted Contract Value at the rate of at least 1.50% until you request payment of all or part of the Adjusted Contract Value. At your choice, we will pay interest on the Adjusted Contract Value not yet withdrawn annually, semi-annually, quarterly or monthly. You may request full or partial payment of the Adjusted Contract Value provided, however, that if a partial payment is requested, the amount of any Adjusted Contract Value remaining after such requested amount is paid must be at least $2,000. This option is not available for qualified contracts.

OTHER ANNUITY OR SETTLEMENT OPTIONS: We may offer or consent to other settlement options, including life income annuity options with payments certain for periods other than 120 months. Contact the representative who sold you the Contract or call the toll-free number listed on your quarterly statement for information.

ANNUITY: Unless you designate another Payee, you will be the Payee of the Annuity Payments. The Adjusted Contract Value will be applied to the applicable Annuity Table contained in this Contract based upon the annuity option you have selected. The amount of the first payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. If when Annuity Payments begin we are using tables of annuity rates for these Contracts that result in larger Annuity Payments, we will use those tables instead. Annuity Payments will depend on the age and sex of the Annuitant, where permitted.

WITHDRAWAL CHARGES: If you begin Annuity Payments or take a Settlement option at a time other than the 30-day period prior to the end of a GIR Period, then we will adjust your Contract Value by an MVA, and for any applicable Withdrawal Charges, and Premium Taxes. Any amount used to provide income under Option 1 for a period of 10 years or more, or under Option 2, will be applied without a Withdrawal Charge. If you choose any other method of payment not described in this Contract, prior to implementing your request, we will notify you if it is subject to a Withdrawal Charge or Market Value Adjustment.

                            ANNUITY SETTLEMENT TABLES

Tables 1 and 2 below are applied to the Adjusted Contract Value to compute the minimum amount of the annuity payment. Table 1 is used to compute the minimum annuity payment under Option 1 (Fixed Period Annuity Option). Table 2 is used to compute the minimum annuity payment under Option 2 (Life Income Annuity Option).

The rates in Tables 1 and 2 are applied per $1000 of Adjusted Contract Value as applicable.

The annuity payments in Table 2 are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age" Table.

When we computed the amounts shown in Table 2 we adjusted the Annuity 2000 Mortality Table to an age last birthday basis, less two years, with projected mortality improvements (modified Scale G).

We will calculate annuity payments for other certain periods using the same interest and mortality assumptions as in Table 2.


                              TABLE 1
                ---------------------------------------
                Multiply the monthly amount by 2.993
                for quarterly, 5.963 for semi-annual or
                11.839 for annual payments.
                ---------------------------------------
                 Number of Years   Monthly Payment
                ---------------------------------------
                        1              $84.47
                ---------------------------------------
                        2               42.86
                ---------------------------------------
                        3               28.99
                ---------------------------------------
                        4               22.06
                ---------------------------------------
                        5               17.91
                ---------------------------------------
                        6               15.14
                ---------------------------------------
                        7               13.16
                ---------------------------------------
                        8               11.68
                ---------------------------------------
                        9               10.53
                ---------------------------------------
                       10               9.61
                ---------------------------------------
                       11               8.86
                ---------------------------------------
                       12               8.24
                ---------------------------------------
                       13               7.71
                ---------------------------------------
                       14               7.26
                ---------------------------------------
                       15               6.87
                ---------------------------------------
                       16               6.53
                ---------------------------------------
                       17               6.23
                ---------------------------------------
                       18               5.96
                ---------------------------------------
                       19               5.73
                ---------------------------------------
                       20               5.51
                ---------------------------------------
                       21               5.32
                ---------------------------------------
                       22               5.15
                ---------------------------------------
                       23               4.99
                ---------------------------------------
                       24               4.84
                ---------------------------------------
                       25               4.71
                ---------------------------------------

----------------------------------------
               TABLE 2
----------------------------------------
Multiply the monthly amount by 2.993 for
quarterly, 5.963 for semi-annual or
11.839 for annual payments.
----------------------------------------
  Adjusted
    Age          Male       Female
----------------------------------------
     41         $3.40       $3.25
----------------------------------------
     42          3.44        3.29
----------------------------------------
     43          3.48        3.32
----------------------------------------
     44          3.53        3.35
----------------------------------------
     45          3.57        3.39
----------------------------------------
     46          3.62        3.43
----------------------------------------
     47          3.67        3.47
----------------------------------------
     48          3.72        3.51
----------------------------------------
     49          3.77        3.56
----------------------------------------
     50          3.83        3.61
----------------------------------------
     51          3.88        3.66
----------------------------------------
     52          3.95        3.71
----------------------------------------
     53          4.01        3.76
----------------------------------------
     54          4.08        3.82
----------------------------------------
     55          4.15        3.88
----------------------------------------
     56          4.22        3.94
----------------------------------------
     57          4.30        4.01
----------------------------------------
     58          4.38        4.08
----------------------------------------
     59          4.47        4.16
----------------------------------------
     60          4.56        4.24
----------------------------------------
     61          4.66        4.32
----------------------------------------
     62          4.76        4.41
----------------------------------------
     63          4.87        4.50
----------------------------------------
     64          4.98        4.60
----------------------------------------
     65          5.10        4.71
----------------------------------------
     66          5.23        4.82
----------------------------------------
     67          5.36        4.94
----------------------------------------
     68          5.49        5.06
----------------------------------------
     69          5.64        5.19
----------------------------------------
     71          5.94        5.48
----------------------------------------
     72          6.10        5.63
----------------------------------------
     73          6.26        5.79
----------------------------------------
     74          6.43        5.96
----------------------------------------
     75          6.60        6.14
----------------------------------------
     76          6.78        6.33
----------------------------------------
     77          6.95        6.52
----------------------------------------
     78          7.13        6.71
----------------------------------------
     79          7.31        6.92
----------------------------------------
     80          7.49        7.12
----------------------------------------


---------------------------------------------------
           TRANSLATION OF ADJUSTED AGE
---------------------------------------------------
   Calendar Year in Which         Adjusted Age
    First Payment is Due
---------------------------------------------------
       Prior to 2010               Actual Age
---------------------------------------------------
     2010 Through 2019         Actual Age minus 1
---------------------------------------------------
     2020 Through 2029         Actual Age minus 2
---------------------------------------------------
     2030 Through 2039         Actual Age minus 3
---------------------------------------------------
     2040 Through 2049         Actual Age minus 4
---------------------------------------------------
     2050 Through 2059         Actual Age minus 5
---------------------------------------------------
     2060 Through 2069         Actual Age minus 6
---------------------------------------------------
     2070 Through 2079         Actual Age minus 7
---------------------------------------------------
     2080 Through 2089         Actual Age minus 8
---------------------------------------------------
     2090 Through 2099         Actual Age minus 9
---------------------------------------------------

            INDIVIDUAL MULTIPLE PURCHASE PAYMENT MODIFIED GUARANTEED
                            DEFERRED ANNUITY CONTRACT
                                NON-PARTICIPATING